Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Underlying Funds Trust:

We consent to the use of our report dated March 1, 2011, incorporated by reference herein, to Event Driven, Long/Short Equity, Market Neutral Equity, and Relative Value each a series of Underlying Funds Trust, and to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, WI
April 29, 2011